Exhibit 2.2

DATED AUGUST 15, 2011

(1) THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN SCHEDULE 2

- and -

(2) WHALE SHARK MEDIA LIMITED

AGREEMENT

relating to

the sale and purchase of the entire issued share

capital of eConversions Limited

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE OF SHARES	1

3.	CONSIDERATION	2

4.	COMPLETION WORKING CAPITAL ADJUSTMENT/PAYMENT OF INITIAL CONSIDERATION	3

5.	SET-OFF	4

6.	COMPLETION	7

7.	WARRANTIES	8

8.	VENDOR LIMITATIONS	9

9.	RESTRICTIVE COVENANTS	9

10.	POST-COMPLETION	13

11.	VENDORS’ LIABILITY	13

12.	INDEBTEDNESS AND OTHER INDEMNITIES	13

13.	VENDORS’ REPRESENTATIVE	15

14.	CONFIDENTIALITY AND ANNOUNCEMENTS	16

15.	ASSIGNMENT AND SUCCESSORS	18

16.	THIRD PARTY RIGHTS	19

17.	COSTS AND EXPENSES	21

18.	PAYMENTS	21

19.	PREFERRED SHARES	21

20.	FURTHER ASSURANCE	22

21.	ENTIRE AGREEMENT	22

22.	EFFECT OF COMPLETION	23

23.	SEVERANCE	23

24.	VARIATION	23

25.	WAIVER AND CUMULATIVE REMEDIES	24

26.	COUNTERPARTS	24

27.	NOTICES	24

28.	GOVERNING LAW AND JURISDICTION	26

APPENDIX 1: COOKIE AUDIT
APPENDIX 2: DOMAIN NAME TRANSFER LIST

Agreed Form documents

Board minutes: Purchaser

Company Deed

Completion Announcement

Consideration Loan Note Instrument and Consideration Loan Notes

Promissory Note Instrument and Promissory Notes

Post-Completion powers of attorney re Shares

Legal Opinion

Resignation of auditors

Resignations of directors

Resignation of secretary

Agreed Form letter re Transaction Costs

Service Contracts

Vendors’ acknowledgement and waiver of claims and Release of guarantees

THIS AGREEMENT is made on                   2011

BETWEEN:

(1)	THE PERSONS WHOSE NAMES AND ADDRESSES ARE SET OUT IN PARTS 1, 2, 3 AND 4 OF SCHEDULE 2 (together “Vendors”, and each a “Vendor”); and

(2)	WHALE SHARK MEDIA LIMITED, a company incorporated and registered in England and Wales with number 7727903 which has its registered office at Devonshire House 60 Goswell Road, London EC1M 7AD (“Purchaser”).

BACKGROUND:

A eConversions Limited (“Company”) is a private company limited by shares. Further information relating to the Company is set out in part 1 of schedule 3.

B The Vendors are the owners of the numbers of Shares set opposite their respective names in column (3) of parts 1, 2, 3 and 4 of schedule 2.

C The Vendors have agreed to sell and the Purchaser has agreed to purchase the Shares on the terms set out in this agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	Each word and expression used in this agreement shall have the meaning (if any) given to it in, and shall be interpreted in accordance with the provisions of, schedule 1.

1.2	This agreement incorporates the schedules and appendices to it.

2.	SALE AND PURCHASE OF SHARES

2.1	Subject to the terms of this agreement, each Vendor severally shall sell and the Purchaser shall purchase the number of Shares set opposite such Vendor’s name in column (3) of parts 1, 2, 3 and 4 of schedule 2 with effect from Completion.

2.2	The Shares shall be sold free from all Encumbrances and together with all rights of any nature that attach or which may at any time become attached to them, including the right to receive all dividends and distributions declared, paid or made by the Company on or after the Completion Date.

2.3	Each Vendor severally:

2.3.1	covenants with the Purchaser that he has the right to transfer or to procure the transfer of the full legal and beneficial interest in his Shares to the Purchaser on the terms set out in this agreement;

2.3.2	waives any right of pre-emption or other restriction on transfer in respect of the Shares or any of them, and agrees to procure on Completion the irrevocable waiver of any such right or restriction conferred on any other person; and

2.3.3	waives any right in relation to the Shares or any of them as set out in the articles of association of the Company or otherwise (including without limitation, article 9) and agrees to procure on Completion the irrevocable waiver of any such right or restriction conferred on any other person.

2.4	Each of the Vendors hereby severally warrants to and covenants with the Purchaser that neither he nor any person connected with him, has any right (whether contingent or otherwise) to require the Company to allot or grant rights to subscribe for any shares in the capital of the Company, (including the grant of any options, save for the Option Shares to the Optionholders), or to convert any existing securities into shares in the capital of the Company or issue securities that have rights to convert into shares in the capital of the Company. Each of the Vendors further hereby irrevocably and unconditionally waives any such rights or claims to be entitled to any of such things.

2.5	Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply to the sale and purchase of the Shares.

3.	CONSIDERATION

3.1	The consideration (“Consideration”) payable by the Purchaser to the Vendors for the purchase of the Shares shall be the aggregate of the amounts set out below:

3.1.1	as to:

3.1.1.1	£20,307,692 (“Cash Consideration”); and

3.1.1.2	subject to adjustment in accordance with clause 4, £197,140 (the “Estimated Working Capital” and together with the Cash Consideration being the “Initial Consideration”); by payment in cash to be apportioned between the Vendors in the amounts set opposite their names in column (4) of parts 1, 2, 3 and 4 of schedule 2; and

3.1.2	as to $13,000,000, by the issue and allotment of the Consideration Loan Notes to be allotted to the Vendors in the nominal amounts set opposite their respective names in column (5) of parts 1, 2; 3 and 4 of schedule 2.

3.2	Each of the Optionholders agrees and irrevocably directs that the Purchaser shall withhold and retain from the share of the Initial Consideration due to each of the Optionholders an amount equal to the sum set out opposite their respective names in column (8) of parts 2, 3 and 4 of schedule 2 and the Purchaser shall pay such amount to the Company in satisfaction of the aggregate subscription price payable by each Optionholder in respect of the Options exercised by them prior to Completion.

3.3	Each Optionholder agrees that he shall only be entitled to see part 1 of schedule 2 and the schedule in respect of his shareholding and entitlement to Consideration set out in part 2, 3 or 4 of schedule 2 (as the case may be) and waives any right to bring a claim (whether in law, contract or otherwise) as a result of or in connection with the fact that he has not seen schedule 2 in its entirety.

3.4	Each Optionholder (having taken legal advice) agrees and acknowledges that he has been treated equally and fairly with each of the other Optionholders and each of the Vendors.

3.5	Richard Foister agrees and irrevocably directs that the Purchaser shall withhold and retain from his share of the Initial Consideration an amount equal to the sum set opposite his name in column (7) of part 1 of schedule 2 and the Purchaser shall pay to the Company such amount in satisfaction of the amounts owed by him in respect of his subscription for 112 ordinary shares of £1 each in the capital of the Company pursuant to the Subscription Agreement.

3.6	The Purchaser hereby covenants with the Vendors to procure that, when they are issued, the Consideration Loan Notes shall be issued in accordance with their terms and all applicable laws and all applicable rules and regulations applicable thereto.

4.	COMPLETION WORKING CAPITAL ADJUSTMENT/PAYMENT OF INITIAL CONSIDERATION

4.1	On Completion the Purchaser shall pay a sum equal to the Initial Consideration to the client account of the Vendors’ Solicitors (to be apportioned between the Vendors in accordance with column (4) of schedule 2).

4.2	Within 10 Business Days of the agreement or determination of the Completion Accounts in accordance with schedule 9 (“Working Capital Payment Period”), the Initial Consideration payable by the Purchaser for the Shares shall be adjusted as follows:

4.2.1	if the Completion Working Capital exceeds the Estimated Working Capital, the Initial Consideration shall be increased by the amount of such excess (“Excess”) on a pound for pound basis and the Purchaser shall pay the Vendors an amount equal to the Excess in cash in accordance with clauses 4.3 and 4.4

4.2.2	if the Completion Working Capital is less than the Estimated Working Capital, the Initial Consideration shall be decreased by the amount of such shortfall (“Shortfall”) on a pound for pound basis and the Vendors shall pay to the Purchaser an amount equal to the Shortfall in cash in accordance with clause 4.5; and

4.2.3	if the Completion Working Capital is equal to the Estimated Working Capital, no adjustment shall be applied pursuant to this clause 4.2.

4.3	Any amounts due to or from the Vendors pursuant to clause 4.2 shall be paid to or by the Vendors in the Relevant Proportions at the end of the Working Capital Payment Period.

4.4	Any amounts due to the Vendors pursuant to clause 4.2 shall be paid in the manner set out in clause 18.1.

4.5	Any amounts due from the Vendors pursuant to clause 4.2 shall be paid to the Purchaser in the manner set out in clause 18.2 provided that each Vendor shall be liable only for repayment of such amount as represents his Relevant Proportion of the Shortfall payable by the Vendors at the end of the Working Capital Period.

4.6	The Consideration shall, to the extent permissible by Law, be treated as adjusted by any payment made in respect of any General Warranty Claim, or Tax Claim, or pursuant to the provisions of clause 12.

4.7	The provisions of schedule 9 shall apply,

5.	SET-OFF

5.1	In the event that before the Relevant Date, the Purchaser shall have asserted against the Vendors any Relevant Claim, the following provisions shall apply:

5.1.1	if the Relevant Claim has been Settled before the Relevant Date (“Determined Claim”) but not satisfied in full by the Vendors the Purchaser shall be entitled, in its sole and absolute discretion, but is not obliged in any way, to set-off from any of the Loan Notes (or any remaining part of any of the Loan Notes after conversion into shares in the capital of the Parent in accordance with the terms of the Promissory Notes), an amount “equal to the sum remaining due from the Vendors in respect of such Determined Claim (plus costs reasonably incurred and expenses in respect of that Determined Claim) (such sum remaining and such costs and expenses being a “Determined Amount”) and, following such set-off, to treat its obligation to pay such of the Loan Notes as have been set-off pursuant to this clause 5.1 as being reduced by such amount;

5.1.2	if the Relevant Claim has been Settled after the Relevant Date, the Vendors covenant with and undertake to the Purchaser that in accordance with the terms of the Settlement (or if no Settlement terms are provided within 10 Business Days of the Relevant Claim being Settled or such later time as is specified in schedule 5 in respect of any Tax Claim, PIM Claim or GW Claim) they will pay in cash to the Purchaser (to the extent the Purchaser has not set off against such of the Loan Notes as have been the subject of any set-off pursuant to this clause 5.1) an’ amount equal to such Relevant Claim.

5.2	If the Relevant Claim has not been Settled before the Relevant Date (“Undetermined Claims”), the amount payable under or in respect of any of the Loan Notes of a sum equal to the lesser of:

5.2.1	the Purchaser’s bona fide and reasonable estimate of all Losses due to or incurred by any member of the Purchaser’s Group in respect of the relevant Undetermined Claim (“Confirmed Amount”); and

5.2.2	the amount outstanding in respect of the Loan Notes as at the date of the notification of the Undetermined Claim but less the amount which has been withheld in respect of any other Undetermined Claim or set-off pursuant to the operation of clause 5.1.1,

(such amount being an “Undetermined Amount”) shall be postponed by notice in writing served by the Purchaser on the Vendors’ Representative specifying the Confirmed Amount, such notice being given before the Relevant Date (“Postponement Notice”) until the Undetermined Claim has been Settled but, for the avoidance of doubt, all sums in excess of the Undetermined Amount that are due to the Vendors in respect of the Loan Notes (subject to any other Undetermined Claim or Confirmed Amount) shall be paid on the Relevant Date in accordance with the terms of the Loan Notes and in the event that it is determined pursuant to clause 5.9 that there shall be no Confirmed Amount for that Relevant Claim, no postponement may be made in relation to the amount due to the Vendors in respect of the Loan Notes in relation to that Relevant Claim.

5.3	If an Undetermined Claim becomes a Settled Claim, without prejudice to the provisions of schedule 6 where applicable, the Purchaser shall be entitled, in its sole and absolute discretion, but is not obliged in any way, to set off from the Undetermined Amount an amount equal to the sum remaining due from the Vendors in respect of such Settled Claim on the following basis, either:

5.3.1	if the liability of the Vendors in respect of that Settled Claim (plus costs reasonably incurred and expenses in respect of that Settled Claim) is agreed or determined to be less than or equal to the Undetermined Amount in respect of that Settled Claim, (i) the Purchaser shall be entitled, in its sole and absolute discretion, but is not obliged in any way, to deduct from the amount then outstanding and payable under any of the Loan Notes, the amount of the Settled Claim (plus costs reasonably incurred and expenses of the Settled Claim); and (ii) the balance of the Undetermined Amount outstanding, after payment of a sum pursuant to the provisions of this clause 5.3.l(i)above, shall, providing the Relevant Date has passed; be paid to the Vendors in the Relevant Proportions within five Business Days of setoff under clause 5.3.l(i) above to the extent and when payment of the same is due and payable in accordance with the terms of the Loan Notes the subject of the set off in respect of such Undetermined Claim; or

5.3.2	if the liability of the Vendors in respect of that Settled Claim is agreed or determined to be more than the Undetermined Amount in respect of that Settled Claim, (i) the Purchaser shall be entitled, in its sole and absolute discretion, but is not obliged in any way, to (i) deduct from the amount then outstanding and payable under any of the Loan Notes the whole of the Undetermined Amount retained in respect, of the relevant Settled Claim (plus costs reasonably incurred and expenses in respect of that Settled Claim); and (ii) the balance of any amount due in respect of such Settled Claim (plus costs reasonably incurred and expenses in respect of that Settled Claim) shall be paid by the Vendors to the Purchaser within five Business Days of the Settled Claim being Settled.

5.4	The rights of the Purchaser under this clause 5 shall not affect its other rights and remedies under this agreement or under any of the documents executed pursuant to or ancillary to this agreement (and in particular, but without limiting the generality of the foregoing, no claim shall be limited by the amount of any of the Loan Notes nor shall any claim be limited to the extent that any deduction or set off from any of the Loan Notes is not made) and/or under the general law.

5.5	At any time before a Relevant Claim is Settled, the Vendors’ Representative shall notify the Purchaser, during the period of 10 Business Days starting on the date when it receives the Postponement Notice, whether or not it agrees the Confirmed Amount. If no such notice is received from the Vendors’ Representatives by the Purchaser within the relevant 10 Business Day period, or if notice is so received to the effect that the Vendors agree with the Confirmed Amount then the Purchaser’s estimate of the amount of the Relevant Claim as specified in its notice will be deemed to be the Confirmed Amount of that Relevant Claim.

5.6	If the Vendors’ Representative gives notice in accordance with clause 5.5 that the Vendors wish the Purchaser to obtain an opinion (which shall only be requested once in respect of each Relevant Claim) from a Qualified Barrister that in the professional opinion of such counsel, there is a reasonable chance of success on the balance of probabilities in respect of the Relevant Claim, then the Purchaser shall be required to appoint:

5.6.1	a Qualified Barrister whose identity is agreed between the Purchaser and the Vendors’ Representative; or

5.6.2	if no such Qualified Barrister is agreed upon by the Purchaser and the Vendors’ Representative on or before the date falling 20 Business Days after the date of the notice given by the Vendors’ Representative in accordance with clause 5.5, such Qualified Barrister as shall be nominated (on the application of either party) for the purpose by the Chairman for the time being of the General Council of the Bar of England and Wales and on such terms of engagement as are proposed by that Qualified Barrister;

and any Qualified Barrister appointed under this clause 5.6 shall be the “Appointed Barrister” for the purposes of this agreement.

5.7	At any time before the Appointed Barrister has issued his opinion, the Vendors’ Representative shall be entitled to request in writing a copy of the instructions (“Relevant Instructions”) issued by the Purchaser to the Appointed Barrister pursuant to clause 5.6. Within 5 Business Days of such request being made by the Vendors’ Representative to the Purchaser, the Purchaser shall provide the Vendors’ Representative with a copy of the Relevant Instructions, subject to such redactions or removal of attachments and/or appendices that the Purchaser considers (acting reasonably) are necessary in order to:

5.7.1	maintain confidentiality; or

5.7.2	retain client/attorney privilege.

5.8	Within 5 Business Days of receipt of the Relevant Instructions (and providing the Appointed Barrister shall not have issued his opinion), the Vendors’ Representative shall be entitled to make one written submission of a reasonable length taking into account the circumstances in question to the Appointed Barrister.

5.9	If the Appointed Barrister opines that there is no reasonable chance of success on the balance of probabilities in respect of the Relevant Claim there shall be no Confirmed Amount determined for that Relevant Claim and any amount due and payable under the Loan Notes, which has been postponed pending the outcome of the Appointed Barrister’s opinion shall not be subject to postponement, and any sums due and payable under the terms of such Loan Notes the subject of the proposed postponement shall be payable to the Vendors in accordance with the terms of the Loan Notes. Otherwise the Undetermined Amount shall be postponed in accordance with clause 5.2 and the provisions of clause 5.2, 5.3 and 5.4 shall apply.

5.10	For the purposes of this clause 5, the Appointed Barrister shall act as expert not arbitrator,

5.11	The Purchaser and the Vendors shall each bear half of the costs of the Appointed Barrister provided that if the Appointed Barrister gives a written opinion that there is a reasonable chance of success on the balance of probabilities in respect of the Relevant Claim, then the Confirmed Amount shall be regarded as increased for the purposes of this agreement to include the fees paid or payable to the Appointed Barrister in connection with the provision of such opinion.

5.12	In the event that a Relevant Claim becomes a Settled Claim after the Relevant Date and at such time any amounts due to the Vendors in respect of the Loan Notes held by them pursuant to clause 3.1.2, above, have not been paid in full to the Vendors (save for any amounts set off in accordance with this clause 5 and any amounts which have been converted by the Vendors into shares in the Parent), the Purchaser shall be entitled, in its sole and absolute discretion, but is not obliged in any way, to elect that the amount due pursuant to clause 3.1.2 shall be reduced by the amount due in respect of such Settled Claim and such reduction shall constitute good satisfaction of such Settled Claim.

6.	COMPLETION

6.1	Completion of the sale and purchase of the Shares shall take place at the London offices of the Purchaser’s Solicitors on the Completion Date immediately after this agreement is entered into.

6.2	On Completion:

6.2.1	the Vendors shall comply with the obligations set out in part 1 of schedule 7; and

6.2.2	subject to the Vendors’ compliance with clause 6.2.1, the Purchaser shall comply with the obligations set out in part 2 of schedule 7.

7.	WARRANTIES

7.1	The Optionholders warrant to the Purchaser in the terms set out in part 1 of schedule 4.

7.2	The Covenanters warrant to the Purchaser in the terms set out in schedule 4 and part 2 of schedule S.

7.3	The Vendors acknowledge that the Purchaser is entering into this agreement in reliance (among other things) on each Warranty.

7.4	Each of the Warranties is separate and independent and, unless otherwise expressly provided, the Purchaser shall have a separate claim and right of action in respect of every breach of every Warranty.

7.5	Each Vendor severally and irrevocably:

7.5.1	waives any claim he may have, and undertakes to the Purchaser, not to make any claim against the Company or any of its officers or employees (other than any claim by him against any other Vendor under any right of contribution or indemnity to which he is entitled) in respect of any misrepresentation, inaccuracy or omission (other than one made fraudulently) in relation to or arising from any information or advice provided by the Company or any of its officers or employees for the purpose of assisting the Vendors give any Warranty, enter into this agreement and/or prepare the Disclosure Letter; and

7.5.2	undertakes to the Purchaser not to raise as a defense to any Warranty Claim, the fact of any misrepresentation, inaccuracy or omission (other than one made fraudulently) in relation to or arising from the provision of any information or advice by the Company or any of its officers or employees for the purpose of assisting the Vendors give any Warranty, enter into this agreement and/or prepare the Disclosure Letter.

7.6	Where a Warranty is qualified by a reference (however expressed) to the knowledge or awareness of the Vendors or to the knowledge or awareness of the Covenanters , the Vendors or the Covenanters (as the case may be) shall be deemed to know or be aware of anything which:

7.6.1	is known to any Vendor;

7.6.2	ought reasonably to have been known to them (or any of them) given their respective positions and responsibilities to the Company; or

7.6.3	would have been known to them had they made reasonable enquiry of each of Duncan Jennings, Max Jennings, Richard Foister, Daniel Bower, John-Paul Jones and Heather Jones regarding the matters and circumstances relevant to such Warranties.

7.7	Without prejudice to any other rights and remedies of the Purchaser under this agreement and/or under the general law the Vendors undertake to the Purchaser that if a Vendor becomes liable for or in respect of a General Warranty Claim, the Purchaser will be entitled, but without restricting the rights of the Purchaser and without prejudice to the rights of the Purchaser to claim damages, or to claim on any other basis it is entitled to do so, to be paid by the Vendors an amount equal to the legal and advisors’ costs and third party costs and expenses in pursuing such General Warranty Claim (together with any irrecoverable VAT on them) reasonably and properly incurred by the Purchaser, the Company and/or any other member of the Purchaser Group as a result of or in connection with such claim.

8.	VENDOR LIMITATIONS

8.1	Except as provided in clauses 8.2 and 8.3, the liability of the Vendors in respect of:

8.1.1	any General Warranty Claim shall be limited as set out in schedule 6 and to the extent that the General Warranty Claim is a GW Claim shall be limited as set out in part 1 of schedule 5 to the extent set out therein;

8.1.2	any Tax Claim shall be limited as set out in schedule 6 and part 1 of schedule 5; and

8.1.3	any PIM Claim shall be limited as set out in part 1 of schedule 5 to the extent set out therein.

8.2	Nothing in schedule 6 or in part 1 of schedule 5 shall operate to exclude or limit any liability of the Vendors or any remedy available to the Purchaser in relation to any General Warranty Claim or Tax Claim that arises or is delayed as a result of the fraud or fraudulent misrepresentation on the part of a Vendor.

8.3	No limitation (including those set out in schedule 6) shall apply to any claim in relation to any Fundamental Warranty.

9.	RESTRICTIVE COVENANTS

9.1	Each Vendor severally covenants with the Purchaser, the Company and each other member of the Purchaser Group, that he shall not at any time after Completion:

9.1.1	in connection with any activity whatsoever, use or procure or cause or (so far as it is able) permit the use of any Restricted Name; or

9.1.2	do or say anything Which is intended to damage the reputation of the Business.

9.2	Each Covenanter severally covenants with the Purchaser, the Company and each other member of the Purchaser Group that he shall not during the Relevant Period either on his own behalf or jointly with or as an owner, investor, officer, employee, adviser, consultant or agent for any other person, directly or indirectly be engaged, concerned or interested in carrying on any Competing Business within any territory in which the Business was carried on at the Completion Date or at any time during the period of 12 months ending on the Completion Date.

9.3	Each Covenanter severally covenants with the Purchaser, the Company and each other member of the Purchaser Group that he shall not during the Relevant Period either on his own behalf or jointly with or as an owner, investor, officer, employee, adviser, consultant or agent for any other person, directly or indirectly:

9.3.1	seek to contract with, engage or work with any affiliate network supplier of the Parent who has been contracted with or engaged to supply or deliver products, goods, or services to the Parent at any time during the period of 12 months preceding the date of commencement of the Relevant Period;

9.3.2	become employed, or engaged as a consultant or in any other capacity, by any affiliate network supplier of the Parent who has been contracted with or engaged to supply or deliver products, goods or services to the Parent at any time during the 12 months preceding the date of commencement of the Relevant Period;

9.3.3	approach, canvass, solicit, engage or employ any person who immediately preceding such approach, canvassing, solicitation, engagement or employment was:

9.3.3.1	a director of the Parent; or

9.3.3.2	an employee, officer, consultant, sub-contractor or agent of the Parent, with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on a Competing Business; or

9.3.3.3	an employee, officer, consultant, sub-contractor or agent of the Parent (other than a Covenanter);

9.3.4	approach, canvass, solicit, engage or employ any person who is a former employee, officer,-consultant, subcontractor or agent of the Parent;

9.3.5	seek to contract with, engage or work with any Purchaser Merchant;

9.3.6	prepare a website for the benefit of any person (including such Covenanter) carrying on business in competition with the business carried on by the Company.

9.4	Each Covenanter severally covenants with the Purchaser, the Company and each other member of the Purchaser Group that he shall not during the Relevant Period either on his own behalf or jointly with or as an owner, investor, officer, employee, adviser, consultant or agent for any other person, directly or indirectly:

9.4.1	seek to contract with, engage or work with any affiliate network supplier of the Company who has been contracted with or engaged to supply or deliver products, goods, or services to the Company at any time during the period of 12 months preceding the date of commencement of the Relevant Period;

9.4.2	become employed, or engaged as a consultant or in any other capacity, by any affiliate network supplier of the Company who has been contracted with or engaged to supply or deliver products, goods or services to the Company at any time during the 12 months preceding the date of commencement of the Relevant Period;

9.4.3	approach, canvass, solicit, engage or employ any person who immediately preceding such approach, canvassing, solicitation, engagement or employment:

9.4.3.1	a director of the Company; or

9.4.3.2	an employee, officer, consultant, sub-contractor or agent of the Company, with a view to the specific knowledge or skills of such person being used by or for the benefit of any person carrying on a Competing Business; or

9.4.3.3	an employee, officer, consultant, sub-contractor or agent of the Company (other than a Covenanter);

9.4.4	approach, canvass, solicit, engage or employ any person who is a former employee, officer, consultant, subcontractor or agent of the Company;

9.4.5	seek to contract with, engage or work with any Merchant.

9.5	Each of the covenants contained in clauses 9.1 to 9.4 shall constitute an entirely separate and independent restriction on each Covenanter.

9.6	Each Vendor severally undertakes to the Purchaser, the Company and each other member of the Purchaser Group that he shall at all times:

9.6.1	keep confidential any Confidential Information that (a) is within his knowledge, possession, custody or control at Completion or (b) subsequently becomes within his knowledge, possession, custody or control; and

9.6.2	use such Confidential Information only for the benefit of the Purchaser, the Company or any other member of the’ Purchaser Group.

9.7	Clause 9.6 shall not apply:

9.7.1	if and to the extent that disclosure of Confidential Information is required by Law;

9.7.2	to Confidential Information that has come into the public domain other than as a result of a breach of clause 9.6;

9.7.3	to disclosure of Confidential Information by any Vendor to officers, employees or professional advisers of the Company or any other member of the Purchaser Group, in each case whose province it is to know the same; and

9.7.4	where the disclosure of Confidential Information was done at the request of the Purchaser.

9.8	Nothing in this clause 9 shall prohibit any Covenanter from:

9.8.1	holding shares quoted or dealt in on a recognized investment exchange (as defined in the Financial Services and Markets Act 2000) as long as not more than three per cent of the shares of any class of any particular company (other than the Purchaser) is so held by the Covenanters (in aggregate);

9.8.2	following Completion performing his duties as an officer, employee or consultant of the Company or any other member of the Purchaser Group.

9.9	Clauses 9.3.3, 9.3.4, 9.4.3 and 9.4.4 shall not prohibit the employment of any person:

9.9.1	recruited through an employment agency where a Covenanter has not encouraged that agency to approach the relevant individual; or

9.9.2	recruited through the placing of a public advertisement for a post available to members of the public generally where a Covenanter has not encouraged the relevant individual to respond to such an advertisement.

9.10	In this clause 9, any reference to the “Business” includes any part of the Business that may for the time being be transferred to any other member of the Purchaser Group.

9.11	For the purposes of clause 9.2 “Relevant Period” shall mean the period of 42 months from the Completion Date.

9.12	For the purposes of clauses 9.3.1, 9.3.5, 9.3.6, 9.4.1, 9.4.5, 9.3.4 and 9.4.4 “Relevant Period” shall mean the period of 24 months after the Completion Date.

9.13	For the purposes of clauses 9.3.2, 9.3.3, 9.4.2 and 9.4.3 “Relevant Period” shall mean the period of 36 months after the Completion Date.

9.14	Each of the Covenanters may without prejudice to their obligations under clauses 9.1 and 9.4 and with the written consent of the Purchaser, including pursuant to the terms of the Service Agreement, sit on the board of directors of other companies and/or hold an ownership interest in any other company (whether or not a passive ownership interest) provided such companies do not carry on a Competing Business.

9.15	Each Vendor (having taken legal advice) agrees and acknowledges that the restrictions contained in this clause 9 are fair and reasonable and necessary to assure to the Purchaser and each member of the Purchaser Group, the full value and benefit of the Shares.

9.16	The restrictions to which the Vendors are subject pursuant to clause 9.2, 9.3 and 9.4 shall terminate in full and cease to have any effect immediately in the event of any failure to pay or satisfy all amounts properly due and payable to the Vendors pursuant to the Loan Notes (save where the Purchaser is entitled to postpone payment of any such amount in accordance with the terms attaching to the Loan Notes or the provisions of clause 5 of this agreement).

10.	POST-COMPLETION

From Completion, the Vendors and the Purchaser shall each comply with their respective obligations set out in schedule 8.

11.	VENDORS’ LIABILITY

11.1	Unless otherwise expressly provided in this agreement (including but not limited to the provisions of clause 11.2), any representation, covenant, undertaking, warranty, indemnity or other obligation given or assumed by more than one Vendor, Covenanter and/or Optionholder (whether referred to in his capacity as Vendor, Covenanter or Optionholder or otherwise howsoever) in this agreement and/or any other Acquisition Document, is given or assumed jointly and severally

11.2	The Warranties set out in part 1 of schedule 4 are given by the Vendors on a several basis.

11.3	The Purchaser may release or compromise the liability of any Vendor under this agreement or grant any time or other indulgence to any Vendor without affecting the liability of any other Vendor.

11.4	Where a liability of one or some but not all of the Vendors is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Vendors under this agreement.

12.	INDEBTEDNESS AND OTHER INDEMNITIES

12.1	The Covenanters hereby covenant to pay to the Purchaser (or, as directed by the Purchaser, to any other member of the Purchaser Group), on demand by the Purchaser, an amount equal to any Indebtedness and in addition to and without prejudice to the foregoing, the Covenanters hereby agree to indemnify and keep indemnified the Purchaser from and against any Liabilities arising out of or in relation to any such Indebtedness.

12.2	The rights and remedies pursuant to the provisions of clauses 12.1 and/ or 12.4 shall be without prejudice to any other rights or remedies available to the Purchaser (or any other member of the Purchaser Group) whether at common law or otherwise.

12.3	In this clause 12.3 “Purchaser Indemnified Matters” means:

12.3.1	in relation to any individual named as a “freelancer” or “consultant” in the Disclosure Letter or Data Room, any claim which may be brought or asserted by the individual or any third party against the Company or Purchaser or any member of the Purchaser’s Group that such individual is an employee of the Company or the Purchaser or any member of the Purchaser’s Group (including, without limitation, any claims for compensation, salary, holiday pay, bonus, maternity pay, National Insurance, income tax and other contributions required by law to be paid (including for the avoidance of doubt any costs or penalties in relation thereto) in respect of the period prior to Completion; and/or

12.3.2	in relation to the 112 Shares issued to Richard Foister (“RF Shares”) to the extent the claim arises from or relates to the terms of the Subscription Agreement including any matters relating to or arising from the same and including any claim or declaration that there is an unlawful reduction of capital in relation to the RF Shares or that the Subscription Agreement constitutes an artificial scheme; and/or

12.3.3	the failure by the Vendors to’ comply with Part 1 of the Welfare Reform and Pensions Act 1999 or the Stakeholder Pension Schemes Regulations 2000; and/or

12.3.4	any claim which may be brought or asserted by any individual or any third party, including (but not limited to) any authority or regulatory body, against the Company or Purchaser for failure to comply prior to the Completion Date with any applicable Data Protection Laws in respect of: (i) the unlawful transfer of personal data to territories located outside of the EEA which are not recognized by the European Commission as providing an adequate protection for data without taking appropriate steps to ensure compliance with the international data transfer restrictions contained in the applicable Data Protection Laws; (ii) the unlawful collection and use of personal data relating to individuals under the age of 18, other than where only email addresses (and no other personal data relating to such individual) is collected; or (iii) the unlawful use of personal data outside the permitted scope of use (being the purposes for which the individual has provided consent for the third party to use such data) by any third party to whom the Company has transferred the data (before the date of Completion) where there is no written agreement in place between the Company and the third party which limits the scope of use of the data by the third party to that which the individual has consented; and/or

12.3.5	the following transactions involving the disposal, divestment or transfer of any shares, securities or other interests in or the arrangements relating to: (i) Kreolabs; and/or (ii) SearchRev; and/or (iii) Game-culture.com; and/or the joint venture known as www.zakupomat.pl.

12.4

The Covenanters undertake to the Purchaser that they shall immediately on any demand by the Purchaser from time to time, pay to the Purchaser on an After-Tax Basis an amount equal to all direct or indirect losses (of whatever nature); costs, claims, demands, costs and expenses reasonably incurred and other liabilities which the Purchaser, the Company and/or any other member of the Purchaser Group incurs or suffers from time to time arising out of or in connection with any Purchaser Indemnified Matters (including all payments, legal and other costs and expenses reasonably incurred as a consequence of or which would not have arisen but for the Purchaser Indemnified Matters).

12.5	If the Purchaser becomes aware of any claim under clause 12.3 in respect of a Purchaser Indemnified Matter, the Purchaser shall give notice to the Vendors’ Representative as soon as reasonably practicable and in any event on or before the date falling 90 days after the date on which it becomes aware of a claim under clause 12.3 in respect of the Purchaser Indemnified Matter, specifying if possible the matter in reasonable detail providing that this shall not be a condition precedent to bringing a claim.

13.	VENDORS’ REPRESENTATIVE

13.1	Subject to clause 13.5, each Vendor irrevocably appoints the Vendors’ Representative as its agent:

13.1.1	to negotiate, agree and/or determine the adjustment (if any) to the Initial Consideration to be made in accordance with clause 4 and schedule 9;

13.1.2	to negotiate, compromise, agree and settle any Acquisition Dispute with the Purchaser on its behalf; and

13.1.3	to act on its behalf in relation to any matter which this agreement expressly provides to be agreed or done by the Vendors’ Representative.

13.2	Without prejudice to clause 13.1, each Vendor irrevocably agrees that any Notice, consent or agreement, election, demand or other action to be given, made or taken by such Vendor (whether individually or with others) under or in connection with this agreement may be given, made or taken on its behalf by the Vendors’ Representative.

13.3	Each Vendor irrevocably:

13.3.1	(subject to clause 13.5) undertakes to the Purchaser that the Vendors’ Representative has and shall retain the authority to bind it in relation to the matters referred to in clauses 13.1 and l3.2 (“Relevant Matters”);

13.3.2	agrees that the Purchaser shall be entitled to rely on any Notice, communication, consent or agreement, election, demand or other action in writing provided by the Vendors’ Representative in relation to any Relevant Matter as binding on it; and

13.3.3	agrees that any Notice, communication, consent or agreement, election, demand or other action in writing by the Vendors’ Representative to the Purchaser in relation to any Relevant Matter shall be deemed to be provided by the Vendors’ Representative as agent for all of the Vendors.

13.4	Each Vendor:

13.4.1	(subject to clause 13.5) irrevocably appoints the Vendors’ Representative as its agent to accept service on its behalf of (a) Notices and (b) process in any legal action or proceedings before the courts of England and Wales relating to any Acquisition Dispute;

13.4.2	irrevocably agrees that any Notice to be given to it is deemed to have been properly given if it is given to the Vendors’ Representative in accordance with the provisions of clause 27 (whether or not such Notice is forwarded to or received by such Vendor); and

13.4.3	irrevocably agrees that failure by the Vendors’ Representative to notify it of the process will not invalidate the legal action or proceedings concerned.

13.5	If, for any reason, the Vendors’ Representative no longer has a postal address in the United Kingdom, the Vendors shall immediately:

13.5.1	(subject to this clause 13.5) irrevocably appoint a substitute Vendors’ Representative with a postal address in the United Kingdom; and

13.5.2	notify the Purchaser of the name, relevant contact (where appropriate) and postal and email addresses of the substitute Vendors’ Representative.

Such appointment and notice shall be effective on the Business Day after the date on which the notice given pursuant to clause 13.5.2 is deemed to have been served or delivered in accordance with clause 27.

13.6	If, on any occasion, there is no Vendors’ Representative:

13.6.1	the Purchaser shall be entitled to deal with the Vendors instead;

13.6.2	(except in schedule 1 and in this clause 13) references in this agreement to the Vendors’ Representative shall be construed accordingly; and

13.6.3	for the purposes of clause 27.3, the relevant contact (where appropriate) and postal and email addresses of the Vendors shall be as set out in column (2) of schedule 2 unless a Vendor notifies the Purchaser of an alternative address in writing, with such notification being effective on the fifth Business Day after the date on which such notice is deemed to be delivered in accordance with clause 27.4.

14.	CONFIDENTIALITY AND ANNOUNCEMENTS

14.1	Each Vendor severally undertakes to the Purchaser that it shall at all times keep confidential:

14.1.1	the provisions of and the negotiations relating to this agreement and any other Acquisition Document; ‘

14.1.2	all information received or obtained by it before Completion which relates to the Purchaser or to other members of the Purchaser Group (as such group is constituted immediately before Completion), and shall use the information only for the purposes contemplated by this agreement or any other Acquisition Document.

14.2	The Purchaser undertakes to each Vendor that it shall at all times keep confidential (and the Purchaser shall procure that all other members of the Purchaser Group shall at all times keep confidential) all information received or obtained by it before Completion which relates to such Vendor and shall use the information only for the purposes contemplated by this agreement or any other Acquisition Document or in accordance with the terms of their respective contract of employment with any member of the Purchaser’s Group.

14.3	No party (nor, in the case of the Purchaser, any other member of the Purchaser Group) shall have to keep confidential or restrict its use of information that:

14.3.1	has come into the public domain through no fault of that party (or such member); or

14.3.2	(i) was properly and lawfully in the possession of the relevant party (or such member) before the time-that it was disclosed by or acquired from the other party (or, in the case of the Purchaser, any other member of the Purchaser Group) or its advisers, or (ii) was not acquired in any way, directly or indirectly, from the other party (or, in the case of the Purchaser, any other member of the Purchaser Group) or its advisers, and provided in each case that such information is not known to be subject to any duty of confidentiality owed to the other party (or, in the case of the Purchaser, any other member of the Purchaser Group).

14.4	A party (or, in the case of the Purchaser, any other member of the Purchaser Group) may disclose information that it is otherwise required to keep confidential under this clause 14:

14.4.1	if and to the extent that the disclosure is required:

14.4.1.1	by Law;

14.4.1.2	by any Authority or securities exchange to which the relevant party (or such member) is subject or submits, wherever situated, whether or not the requirement for disclosure has the force of law;

14.4.1.3	to make any filing with, or to obtain any clearance, exemption or consent from, any such Authority or securities exchange; or

14.4.1.4	to protect that party’s (or such member’s) interest in any legal action or proceedings;

14.4.2	if and to the extent that the disclosure is expressly required or permitted by this agreement or any other Acquisition Document;

14.4.3	in the case of the Purchaser, to any other member of the Purchaser Group;

14.4.4	to its officers, employees, consultants, agents, insurers, professional advisers, auditors and funders, and (in the case of the Purchaser) those of any other member of the Purchaser Group; or

14.4.5	(in the case of the Purchaser or any other member of the Purchaser Group) to (i) its shareholders and to any adviser, manager, employee or general partner of any such shareholder and their respective professional advisers and (ii)to the bankers of the Purchaser’s Group and other funders and their respective professional advisers and the parties acknowledge that the Purchaser’s bankers shall be entitled to disclose information that is otherwise required to be kept confidential under this clause 14 to potential syndicate banks or other funders pursuant to any post-Completion syndication exercise,

14.5	Subject to clause 14.6, no party shall at any time issue any press release, circular or other publicity (nor permit any person connected with it to issue any press release, circular or other publicity) relating to the existence or provisions of this agreement or any other Acquisition Document or the sale of the Shares.

14.6	Clause 14.5 shall not apply:

14.6.1	to the Completion Announcement;

14.6.2	to the Announcements; or

14.6.3	in the circumstances set out in and to the extent permitted by clauses 14.4.1.1 or 14.4.1.2 or 14.4.2. For the purposes of this clause 14.6.3, all references in clauses 14.4.1.1, 14.4.1.2, or 14.4.2 to “disclosure”, “disclosed” or “disclosing” shall be read as “announcement”, “announced” or “announcing”, as appropriate.

15.	ASSIGNMENT AND SUCCESSORS

15.1	In this clause 15, any reference to a party’s “rights under this agreement” includes all or any benefits or rights of that party under this agreement, including (in the case of the Purchaser) the Warranties (together with any cause of action arising out of or in connection with any Warranty).

15.2	Unless otherwise expressly provided in this agreement, no party may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with its rights under this agreement without the prior consent of the other party.

15.3	The Purchaser may, at any time and on more than one occasion, assign or grant any Encumbrance over its rights under this agreement by way of security in favor of any person who has agreed at any time to provide finance to the Purchaser or any other member of the Purchaser Group, and/or to any agent or trustee of such person for the time being; and any such security may be enforced or released.

15.4	If there is an assignment, transfer, grant, declaration or dealing by a party as permitted by this clause 15:

15.4.1	such party shall, as soon as reasonably practicable, give notice of such dealing to the other party, however, failure to give such notice shall not affect the validity of such dealing; and

15.4.2	the amount of loss or damage recoverable by any assignee or other person entitled to the rights under this agreement pursuant to this clause 15 shall not be greater than the amount of loss or damage which the assignor party would have been able to recover had such assignment, transfer, grant, declaration or dealing not taken place.

15.5	A party may disclose information that it is otherwise required to keep confidential under clause 14 to a proposed assignee or any other person with whom it is dealing as permitted by this clause 15.

15.6	This agreement shall be binding on and continue for the benefit of the successors, estate and personal representatives and assignees (as the case may be) of each party.

16.	THIRD PARTY RIGHTS

16.1	In this clause:

“Purchaser Group Transferee” means a member of the Purchaser Group (other than the Purchaser and the Company) to which a Relevant Transfer has been made; and

“Relevant Transfer” means the transfer of:

(a)	all or any of the Shares; or

(b)	all or any of the assets or undertaking of the Company.

16.2	The Vendors and the Purchaser agree that any Purchaser Group Transferee shall be entitled to, and may enforce (either on its own or together with the Purchaser and/or any other Purchaser Group Transferee), the benefit and rights of the Purchaser under the following provisions of this agreement as if such Purchaser Group Transferee had been originally named as the Purchaser in this agreement;

16.2.1	clause 2.3 (Title covenants);

16.2.2	clause 7 (Warranties) and schedule 4 (General Warranties);

16.2.3	schedule 5 (Tax); and

16.2.4	clause 10 and schedule 8 (Post-Completion obligations), provided that:

16.2.5	any Purchaser Group Transferee which is entitled to make a claim under this clause 16.2 shall be subject to the limitations contained in this agreement as if it had been originally named as the Purchaser;

16.2.6	this clause 16.2 shall not result in the Vendors being liable to pay damages or other compensation or reimbursement more than once in respect of the same loss; and

16.2.7	the Purchaser Group Transferee shall cease to be able to enforce any rights under this agreement immediately upon ceasing to be a member of the Purchaser’s Group and the rights to enforce shall revert back to the Purchaser or another member of the Purchaser’s Group.

16.3	Those persons named, or which fall within the class of person described, in column (1) of the table below (“Third Parties”) may enforce against the parties the benefits and rights given to them under the clause(s) set out against their name or class in column (2), subject to and in accordance with:

16.3.1	the terms of such clause(s); and

16.3.2	(subject to clauses 16.4 and 16.5) the provisions of the Contracts (Rights of Third Parties) Act 1999 (“CRTPA”), provided that a Third Party shall give written notice to the parties to this agreement confirming its agreement to clause 28 before bringing any legal action or proceedings to enforce any of its benefits or rights under this agreement.

(1) Third party	(2) May enforce clause

The Company	7.5 (No claim against the Company in respect of misrepresentation, etc.)

The Company	9 (Restrictive covenants)

Member of the Purchaser Group (except the Purchaser).	9 (Restrictive covenants)

Member of the Purchaser Group (as such group is constituted immediately before Completion, but excluding the Purchaser)	14 (Confidentiality)

Purchaser Group Transferee	16.2 (Third party rights)

Those persons identified in clause 21.9	21.4 and 21.9

16.4	Unless otherwise expressly provided in this agreement, no Third Party may assign, transfer, grant any Encumbrance over, declare any trust over or deal in any way with any benefit or right conferred on it by clause 16.3 without the prior consent of each party.

16.5	The parties to this agreement may, without the consent of any Third Party, rescind or vary this agreement in such a way as to extinguish or alter the benefits or rights conferred by clause 16.3.

16.6	Except as provided in clause 16.3, a person who is not a party to this agreement shall not have any right under the CRTPA to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to the CRTPA.

16.7	Without prejudice to clause 16.6, no successor or assignee of any party shall have any right under the CRTPA to enforce any term of this agreement, whether before or following its succession or the assignment to it. The rights of such successor or assignee shall, subject to and following any succession or assignment, be governed by the terms of this agreement.

17.	COSTS AND EXPENSES

Unless otherwise expressly provided in this agreement, each party shall bear its own costs and expenses incurred in relation to the negotiation, preparation, execution and implementation of this agreement.

18.	PAYMENTS

18.1	Any payment to be made to any Vendor under this agreement shall be effected by transfer of immediately available funds through a UK clearing bank to the client account of the Vendors’ Solicitors. The Vendors’ Solicitors are irrevocably and unconditionally authorized to receive any sum paid to them in accordance with this clause 18.1, receipt of such sum in their client account shall be an effective discharge of the Purchaser’s obligation to pay such sum, and the Purchaser shall not be concerned to see to the application of it.

18.2	Any payment to be made to the Purchaser under this agreement shall be effected by transfer of immediately available funds through a UK clearing bank to the account of the Purchaser notified to the relevant Vendor for this purpose.

18.3	Where this agreement requires a payment to be made on a particular date, any notice to be given pursuant to clause 18.2 must be deemed to have been served or delivered in accordance with clause 27 not less than three Business Days before that date.

19.	PREFERRED SHARES

19.1

Notwithstanding any other provisions of this agreement, and without restricting the rights of the Purchaser or the ability of the Purchaser to claim damages on any basis available to it, the Purchaser may elect, in its sole and absolute discretion (but shall not be obliged in any way), in writing that any liability in respect of a Settled Claim (“Liability Claim”) shall subject to the terms of any agreement in respect of such Settled Claim, be satisfied in whole or in part by the sale of transfer to the Parent (or such person(s) as it directs) (the “Tender”) of such number of those Preferred Shares as are registered in the relevant Vendor’s name at the relevant time as results from dividing the amount of the Liability Claim by the Completion Share Value (rounding down in the case of fractional entitlement) provided always that such tender would not be in breach of any applicable law or regulation or cause the Vendor to be in breach of any applicable law or regulation or cause the Vendor to be in breach of any restrictions on transfer of Preferred Shares pursuant to the constitution of Parent or otherwise, Any such Tender shall be without prejudice to any remedy available to the Purchaser in respect of any claim or claims to the extent that they remain unsatisfied following such Tender.

19.2	To the extent that any Vendor no longer holds sufficient Preferred Shares at the time of the Liability Claim to tender the number of Preferred Shares specified in clause 19.1, and provided that the Purchaser has exercised (in its sole and absolute discretion, but not being obliged in any way) its right to make the tender in accordance with clause 19.1, that Vendor shall be required to pay a cash equivalent to the tender of shares set out in clause 19.1 equal to the amount reached by multiplying the Cash Equivalent Share Value by the number of Preferred Shares that such Vendor would have been required to tender pursuant to clause 19.1 had he not disposed of such shares.

20.	FURTHER ASSURANCE

Without prejudice and in addition to the other provisions of this agreement (whether express or implied by Law), each Vendor severally undertakes, from time to time at his expense, promptly to do (or procure to be done) all such other things and/or execute and deliver (or procure to be executed and delivered) all such other documents as the Purchaser may reasonably require and in a manner or form satisfactory to the Purchaser to give full effect to, and to secure to the Purchaser or the relevant member of the Purchaser Group, the full benefit of the rights and remedies conferred on it by, the Acquisition Documents.

21.	ENTIRE AGREEMENT

21.1	In this clause 21, “Representation” means representation, statement, assurance, covenant, undertaking, warranty, indemnity, guarantee or commitment (whether contractual or otherwise) made or given before the date of this agreement.

21.2	The Acquisition Documents supersede and extinguish all previous agreements, arrangements and understandings between, or Representations given by, the parties relating to the subject matter of the Acquisition Documents (or any of them).

21.3	The Acquisition Documents (as varied in accordance with their terms) constitute the entire agreement and understanding between the parties in respect of the subject matter of the Acquisition Documents (or any of them).

21.4	Each party acknowledges and represents to the other that it has not relied on, or been induced to enter into this agreement or any other Acquisition Document by any Representation given by any person (whether a party to this agreement or not), other than as expressly set out in the Acquisition Documents (or any of them).

21.5	No party shall be liable to the other in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 or in any other way for any Representation that is not set out in this agreement or any other Acquisition Document.

21.6	No party shall be liable to the other in tort (including negligence) under the Misrepresentation Act 1967 for any Representation set out in this Agreement or any other Acquisition Document.

21.7	The Purchaser and each of the Vendors each irrevocably and unconditionally waives any right it may have to rescind (other than in relation to fraudulent misrepresentation) this agreement for any misrepresentation whether or not contained in this agreement (including in the Tax Covenant).

21.8	This clause 21 shall not exclude or limit any liability arising as a result of any fraud or fraudulent misrepresentation.

21.9	No member of the Purchaser Group (other than the Purchaser) nor any adviser to or funder of the Purchaser or such member, shall be liable to any Vendor (in equity, contract or tort (including negligence), under the Misrepresentation Act 1967 for any Representation.

22.	EFFECT OF COMPLETION

Each provision of this agreement which is not fully performed at Completion (but which remains capable of performance) shall remain in full force and effect despite Completion, and, in particular, the rights and remedies of the Purchaser in respect of any breach of the Warranties shall not be affected by Completion.

23.	SEVERANCE

23.1	If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the legality, validity or enforceability of any other provision of this agreement.

23.2	If any illegal, invalid or unenforceable provision of this agreement would be legal, valid or enforceable if some part or parts of it were deleted, such provision shall apply with the minimum deletion(s) necessary to make it legal, valid or enforceable.

24.	VARIATION

No variation of this agreement shall be valid unless it is in writing and signed by or on behalf of the Vendors’ Representative and the Purchaser and the Parent.

25.	WAIVER AND CUMULATIVE REMEDIES

25.1	The rights and remedies of each party under or in respect of this agreement may be waived only by express notice. Any waiver shall apply only to the person to whom it is addressed and in the instance and for the purpose for which it is given.

25.2	Subject to the provisions of schedule 6, no right or remedy under or in respect of this agreement shall be precluded, waived or impaired by:

25.2.1	any failure to exercise or delay in exercising it;

25.2.2	any single or partial exercise of it;

25.2.3	any earlier waiver of it, whether in whole or in part; or

25.2.4	any failure to exercise, delay in exercising, single or partial exercise of or waiver of any other such right or remedy.

25.3	Where the Purchaser waives a right or remedy in relation to one or some but not all of the Vendors, or takes or fails to take or delays in taking any action against one or some but not all of the Vendors, such waiver, action, failure or delay shall not preclude, waive or impair its rights or remedies against the remaining Vendors:

25.4	Unless otherwise expressly provided in this agreement, the rights and remedies under this agreement are in addition to, and do not exclude, any rights or remedies provided by Law or in equity.

26.	COUNTERPARTS

26.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

26.2	Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute one and the same agreement.

27.	NOTICES

27.1	Any notice or other communication to be given or made to a party under this agreement (“Notice”):

27.1.1	shall be in writing and in English;

27.1.2	shall be sent to the postal or email address and (where appropriate) for the attention of the person specified in’ clause 27.3 or such other address or person as each party may notify to the other in accordance with clauses 13.5, or 27.6 or such other address or person as each party may notify to the other in accordance with clause 27.6; and

27.1.3	may be served on or delivered to the relevant party:

27.1.3.1	personally or by hand delivery;

27.1.3.2	by registered or certified international overnight delivery; or

27.1.3.3	subject to clause 27.2, by email.

27.2	When a Notice is served on or delivered to a party (“Recipient”) by email, the party serving or delivering the Notice (“Sender”) must deliver a copy of such Notice to the Recipient in accordance with the provisions of clauses 27.1.3.1 and 27.4.1 or clauses 27.1.3.2 and 27.4.2 by 5.00 pm on the fifth Business Day after the date on which the original Notice is deemed to have been served or delivered in accordance with clause 27.4.3. Failure by the Sender to deliver such copy Notice to the Recipient shall not invalidate the service or delivery of the original Notice (or delay the time of deemed service or delivery under clause 27.4.3).

27.3	The postal and email addresses of the parties for the purposes of clause 27.1.2 are:

Vendors:

Vendors’ Representative: Duncan Jennings

For the attention of: Duncan Jennings

Address: 2, The Moat House, Church Lane, Britford, Salisbury SP5 4DX

Email: duncanjennings@gmail.com

with a copy (without such copy notice constituting service on the Vendors or acceptance or acknowledgement of any right to serve notices or legal proceedings on the Vendors’ Solicitors) to:

Olswang LLP

For the attention of: Anthony Waller

Address: 90 High Holborn, London WC1V 6XX

Purchaser:

For the attention of: (Chief Financial Officer)

Address: Whale Shark Media, Inc. 515 South Congress, Suite 700 Austin, Texas 78704, USA

Email: ken@smallponds.com

with a copy (without such copy notice constituting service on the Purchaser or acceptance or acknowledgement of any right to serve notices or legal proceedings on the Purchaser’s Solicitors) to:

DLA Piper UK LLP

For the attention of: Elia Montorio

Address: 101 Barbirolli Square, Manchester M2 3DL and elia.montorio@dlapiper.com and to:

DLA Piper LLP (US)

For the attention of: Samer M. Zabaneh

Address: 401 Congress Avenue, Suite 2500 Austin, Texas 78701, USA and

samer.zabaneh@dlapiper.com

27.4	Any Notice which has been served or delivered in accordance with clause 27.1 shall be deemed to have been served or delivered:

27.4.1	if served or delivered personally or by hand, at the time of service or delivery;

27.4.2	if posted, at 10.00 am on the fifth Business Day after the date of posting unless there is evidence of earlier receipt; or

27.4.3	if sent by email, at the time the email is sent,

provided that if, under clauses 27.4.1 or 27.4.3, any Notice would be deemed to have been served or delivered after 5.00 pm on a Business Day and before 9.00 am on the next Business Day, such Notice shall be deemed to have been served or delivered at 9.00 am on the second of such Business Days.

27.5	In proving service or delivery of a Notice, it shall be sufficient to prove that the Recipient has acknowledged the Notice or:

27.5.1	that service or delivery personally or by hand was made;

27.5.2	in the case of posting, that the envelope containing the Notice was properly addressed and posted by special (or other recorded) delivery post; or

27.5.3	in the case of an email, that the email was properly addressed and sent to the email address of the Recipient for the purposes of clause 27.1.2 (a confirmation setting out each Recipient to whom the email was sent being proof of service),

27.6	A party may notify the other party of a change to its name, postal or email address or relevant contact for the purposes of clause 27.1.2. Such notice shall be effective on the fifth Business Day after the date on which such notice is deemed to have been served or delivered in accordance with this clause 27, or such later date as may be specified in the notice.

28.	GOVERNING LAW AND JURISDICTION

28.1	This agreement and any Acquisition Dispute are governed by and shall be construed in accordance with English Law.

28.2	Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any Acquisition Dispute.

28.3	Each party irrevocably agrees that any process in any legal action or proceedings relating to any Acquisition Dispute may be served on it in accordance with the provisions of clause 27.

28.4	Nothing in this agreement shall affect the right of any party to serve any process in any legal action or proceedings relating to any Acquisition Dispute in any other manner permitted by Law.

IN WITNESS of which the parties or their duly authorized representative have executed this document as a deed the day and year first above written.

Signed as a deed, but not delivered until the		)	Signature:	/s/ Richard Foister
first date specified on page 1, by RICHARD		)
FOISTER in the presence of:		)

Witness signature:	/s/ Nick Crosbie

Witness name:	Nick Crosbie
(block capitals)

Witness address:	OLSWANG LLP
90 High Holborn
London WC1V 6XX

Signed as a deed, but not delivered until the		)	Signature:	/s/ Duncan Jennings
first date specified on page 1, by DUNCAN		)
JENNINGS in the presence of:		)

Witness signature:	/s/ Nick Crosbie

Witness name:	Nick Crosbie
(block capitals)

Witness address:	OLSWANG LLP
90 High Holborn
London WC1V 6XX

Signed as a deed, but not delivered until the		)	Signature:	/s/ Max Jennings
first date specified on page 1, by MAX		)
JENNINGS in the presence of:		)

Witness signature:	/s/ Nick Crosbie

Witness name:	Nick Crosbie
(block capitals)

Witness address:	OLSWANG LLP
90 High Holborn
London WC1V 6XX

Signed as a deed, but not delivered until the		)	Signature:	/s/ Duncan Jennings
first date specified on page 1, by ANTONIO		)		as attorney
ARGIOLAS in the presence of:		)

Witness signature:	/s/ Nick Crosbie

Witness name:	Nick Crosbie
(block capitals)

Witness address:	OLSWANG LLP
90 High Holborn
London WC1V 6XX

Signed as a deed, but not delivered until the		)	Signature:	/s/ Duncan Jennings
first date specified on page 1, by DANIEL		)		as attorney
BOWER in the presence of:		)

Witness signature:	/s/ Nick Crosbie

Witness name:	Nick Crosbie
(block capitals)

Witness address:	OLSWANG LLP
90 High Holborn
London WC1V 6XX

Signed as a deed, but not delivered until the		)	Signature:	/s/ Duncan Jennings
first date specified on page 1, by		)		as attorney
JOHN-PAUL JONES in the presence of:		)

Witness signature:	/s/ Nick Crosbie

Witness name:	Nick Crosbie
(block capitals)

Witness address:	OLSWANG LLP
90 High Holborn
London WC1V 6XX

Executed as a deed, but not delivered until the			Signature:	/s/ G. Cotter Cunningham
first date specified on page 1, by WHALE		)		G. Cotter Cunningham
SHARK MEDIA LIMITED by director in		)		Name of Director
the presence of a witness:		)		(block capitals)

Witness signature:	/s/ Louis J. Agnese

Witness name:	Louis J. Agnese
(block capitals)

Witness address: